Exhibit 99.1

GUESS?, INC. REPORTS FISCAL YEAR 2026 THIRD QUARTER RESULTS
Revenues Increased to $791 Million, Up 7% in U.S. Dollars and 5% in Constant Currency
Delivered Operating Margin of 2.9%; Adjusted Operating Margin of 4.7%
GAAP EPS of $0.48 and Adjusted EPS of $0.35
LOS ANGELES, November 25, 2025 - Guess?, Inc. (NYSE: GES) today reported financial results for its third quarter ended November 1, 2025.

Carlos Alberini, Chief Executive Officer, commented, “We are pleased with our third quarter performance, with revenue growth of 7% in U.S. dollars and 5% in constant currency, driven by a strong performance of our Americas Wholesale and Europe businesses. In our Americas Retail business, despite continued softness, we were encouraged by the continued improvement in same store sales versus the prior quarter.”
Proposed Take-Private Transaction with Authentic Brands Group
On August 20, 2025, the Company announced that it had entered into a definitive agreement (the “Merger Agreement”) for certain existing Company shareholders (collectively, the “Rolling Stockholders”), including Maurice Marciano, Paul Marciano, Nicolai Marciano, and Carlos Alberini and certain of their respective trusts, foundations and affiliates, to enter into a strategic partnership with Authentic Brands Group LLC (“Authentic”), under which (1) Authentic will acquire 51% and the Rolling Stockholders will acquire 49% of substantially all of the Company’s intellectual property and (2) the Rolling Stockholders will acquire 100% of the Company’s operating assets (the “Proposed Transaction”). Under the terms of the Proposed Transaction, Guess? shareholders (other than the Rolling Stockholders) will receive $16.75 per share in cash and, upon completion, the Company’s common stock will no longer be listed on any public market.
At a special meeting held on November 21, 2025, the Company’s stockholders adopted the Merger Agreement and a resolution approving the Disposition (as defined in the definitive proxy statement filed with the Securities and Exchange Commission (“SEC”) on October 21, 2025 in connection with the special meeting). The Proposed Transaction is expected to close in the fourth quarter of fiscal year 2026, subject to specified conditions, including standard regulatory approvals, certain of which remain pending.
In light of the Proposed Transaction, the Company will not host a conference call in connection with its quarterly results, and has suspended its practice of providing and updating financial guidance. For further detail concerning the Proposed Transaction, please refer to the definitive proxy statement filed with the SEC, including any supplemental filings the Company has made and may make in the future with the SEC. For further detail and discussion of the Company’s financial performance, please refer to the Company’s Quarterly Report on Form 10-Q for the third fiscal quarter ended November 1, 2025 upon its filing with the SEC.
Third Quarter Fiscal 2026 Results
For the third quarter of the fiscal year ending January 31, 2026 (“fiscal 2026”), the Company recorded GAAP net earnings of $25.6 million, compared to GAAP net loss of $23.4 million for the same prior-year quarter. The results for the third quarter of fiscal 2026 included a net $17.9 million unrealized gain compared to a net $39.8 million unrealized loss in the same prior-year quarter, due to the change in fair value of the derivatives related to the Company’s convertible senior notes due 2028 (the “2028 Notes”) and the related convertible note hedge. GAAP diluted net earnings per share (“EPS”) was $0.48 for the third quarter of fiscal 2026, compared to GAAP diluted net loss per share of $0.47 for the same prior-year quarter. The Company estimates a positive impact from currency of $0.08 on GAAP diluted EPS in the third quarter of fiscal 2026 when compared to the same prior-year quarter.
For the third quarter of fiscal 2026, the Company’s adjusted net earnings was $19.0 million, an 8% increase from $17.7 million for the same prior-year quarter. Adjusted diluted EPS increased 3% to $0.35, compared to $0.34 for the same prior-year quarter. The Company estimates a minimal impact from its share buybacks and a positive impact from currency of $0.09 on adjusted diluted EPS in the third quarter of fiscal 2026 when compared to the same prior-year quarter.
Net Revenue. Total net revenue for the third quarter of fiscal 2026 increased 7% to $791.4 million from $738.5 million in the same prior-year quarter. In constant currency, net revenue increased by 5%.
•Europe revenues increased 10% in U.S. dollars and 6% in constant currency. Retail comparable sales (including e-commerce) increased 7% in U.S. dollars and 2% in constant currency. The inclusion of the Company’s e-commerce sales positively impacted the retail comparable sales percentage by 1% in both U.S. dollars and constant currency.
•Americas Retail revenues decreased 2% in both U.S. dollars and constant currency. Retail comparable sales (including e-commerce) decreased 3% in both U.S. dollars and constant currency. The inclusion of the Company’s e-commerce sales negatively impacted the retail comparable sales percentage by 3% in both U.S. dollars and constant currency.
•Americas Wholesale revenues increased 28% in U.S. dollars and 26% in constant currency.
•Asia revenues decreased 8% in U.S. dollars and 6% in constant currency. Retail comparable sales (including e-commerce) decreased 5% in U.S. dollars and 2% constant currency. The inclusion of the Company’s e-commerce sales negatively impacted the retail comparable sales percentage by 3% in both U.S. dollars and constant currency.
•Licensing revenues decreased 6% in both U.S. dollars and constant currency.
Earnings from Operations. GAAP earnings from operations for the third quarter of fiscal 2026 decreased 45.2% to $23.2 million (including a $1.9 million unfavorable currency translation impact), from $42.3 million in the same prior-year quarter. GAAP operating margin in the third quarter of fiscal 2026 decreased 2.8% to 2.9%, from 5.7% for the same prior-year quarter, driven primarily by higher expenses, including proposed transaction costs, store costs and restructuring charges, higher markdowns and higher asset impairment charges, partially offset by the favorable impact of higher revenues. The Company estimates a minimal impact of currency on operating margin for the third quarter of fiscal 2026.
For the third quarter of fiscal 2026, adjusted earnings from operations decreased 13.5% to $37.0 million, from $42.8 million in the same prior-year quarter. Adjusted operating margin decreased 1.1% to 4.7%, from 5.8% for the same prior-year quarter, driven primarily by higher expenses, including store costs, and higher markdowns, partially offset by the favorable impact of higher revenues.

•Operating margin for the Company’s Europe segment decreased 0.4% to 8.4% in the third quarter of fiscal 2026, from 8.8% in the same prior-year quarter, driven primarily by higher markdowns, partially offset by higher initial markups.
•Operating margin for the Company’s Americas Retail segment decreased 1.0% to negative 5.3% in the third quarter of fiscal 2026, from negative 4.3% in the same prior-year quarter, driven primarily by the unfavorable impact from negative retail comparable sales and higher markdowns, partially offset by lower expenses.

•Operating margin for the Company’s Americas Wholesale segment decreased 2.9% to 22.8% in the third quarter of fiscal 2026, from 25.7% in the same prior-year quarter, driven primarily by higher expenses, partially offset by the impact of higher revenues.
•Operating margin for the Company’s Asia segment decreased 2.5% to negative 4.5% in the third quarter of fiscal 2026, from negative 2.0% in the same prior-year quarter, driven primarily by lower product margin, partially offset by lower expenses.
•Operating margin for the Company’s Licensing segment decreased 0.7% to 91.1% in the third quarter of fiscal 2026, from 91.8% in the same prior-year quarter.
Other income (expense), net. Other income, net for the third quarter of fiscal 2026 was $21.2 million compared to other expense, net of $45.8 million for the same prior-year quarter. The change was primarily due to the fair value remeasurement of derivatives related to the 2028 Notes and the related convertible note hedge resulting in a net unrealized gain of $17.9 million in the third quarter of fiscal 2026, compared to a net unrealized loss of $39.8 million in the same prior-year quarter. To a lesser extent, the change was driven by lower net realized and unrealized losses from foreign currency exposures compared to the same prior-year quarter.
Nine-Month Period Results
For the nine months ended November 1, 2025, the Company recorded GAAP net loss of $1.0 million, compared to $21.0 million for the same prior-year period. The results for the nine months ended November 1, 2025 included a net unrealized gain of $14.8 million compared to a net unrealized loss of $41.8 million in the same prior-year period due to the change in fair value of the derivatives related to the 2028 Notes and the related convertible note hedge. GAAP diluted net loss per share was $0.03 for the nine months ended November 1, 2025, compared to $0.42 during the same prior-year period. The Company estimates a minimal impact from its share buybacks and a positive impact from currency of $0.20 on GAAP diluted net loss per share for the nine months ended November 1, 2025 when compared to the same prior-year period.
For the nine months ended November 1, 2025, the Company recorded adjusted net earnings of $10.5 million, compared to $26.8 million for the same prior-year period. Adjusted diluted EPS was $0.19, compared to $0.49 for the same prior-year period. The Company estimates a minimal impact from its share buybacks and a positive impact from currency of $0.21 on adjusted diluted EPS during the nine months ended November 1, 2025 when compared to the same prior-year period.
Net Revenue. Total net revenue for the nine months ended November 1, 2025 increased 7% to $2.21 billion, from $2.06 billion in the same prior-year period. In constant currency, net revenue increased by 6%.
•Europe revenues increased 11% in U.S. dollars and 8% in constant currency. Retail comparable sales (including e-commerce) increased 5% in U.S. dollars and 2% in constant currency. The inclusion of the Company’s e-commerce sales positively impacted the retail comparable sales percentage by an immaterial amount in both U.S. dollars and constant currency.
•Americas Retail revenues increased 2% in both U.S. dollars and constant currency. Retail comparable sales (including e-commerce) decreased 6% in U.S. dollars and 5% in constant currency. The inclusion of the Company’s e-commerce sales negatively impacted the retail comparable sales percentage by 1% in both U.S. dollars and constant currency.
•Americas Wholesale revenues increased 23% in U.S. dollars and 25% in constant currency.
•Asia revenues decreased 10% in U.S. dollars and 8% in constant currency. Retail comparable sales (including e-commerce) decreased 11% in U.S. dollars and 9% in constant currency. The inclusion of the

Company’s e-commerce sales negatively impacted the retail comparable sales percentage by 2% in both U.S. dollars and constant currency.
•Licensing revenues decreased 10% in both U.S. dollars and constant currency.
Earnings from Operations. GAAP earnings from operations for the nine months ended November 1, 2025 decreased to $8.0 million (including a $5.3 million unfavorable currency translation impact), from $70.2 million in the same prior-year period. GAAP operating margin in the nine months ended November 1, 2025 decreased 3.0% to 0.4%, from 3.4% in the same prior-year period, driven primarily by the unfavorable impact of business mix, higher expenses, including higher advertising expenses and store costs, and a gain on the sale of assets recognized in the same prior-year period. The negative impact of currency on operating margin for the nine months ended November 1, 2025 was approximately 10 basis points.
For the nine months ended November 1, 2025, adjusted earnings from operations decreased 45.7% to $39.7 million, from $73.0 million in the same prior-year period. Adjusted operating margin decreased 1.7% to 1.8% for the nine months ended November 1, 2025, from 3.5% in the same prior-year period, driven primarily by the unfavorable impact of business mix and higher expenses, including higher advertising expenses and store costs.
•Operating margin for the Company’s Europe segment decreased 0.5% to 6.2% in the nine months ended November 1, 2025, from 6.7% in the same prior-year period, driven primarily by higher expenses and higher markdowns, partially offset by the favorable impact of higher revenues.
•Operating margin for the Company’s Americas Retail segment decreased 3.3% to negative 6.3% in the nine months ended November 1, 2025, from negative 3.0% in the same prior-year period, driven primarily by the unfavorable impact from negative retail comparable sales, higher markdowns and higher expenses, partially offset by the benefit of newly acquired businesses.
•Operating margin for the Company’s Americas Wholesale segment decreased 1.6% to 21.0% in the nine months ended November 1, 2025, from 22.6% in the same prior-year period, driven primarily by the impact of higher expenses, partially offset by the favorable impact of higher revenues.
•Operating margin for the Company’s Asia segment decreased 5.4% to negative 4.8% in the nine months ended November 1, 2025, from 0.6% in the same prior-year period, driven primarily by the unfavorable impact of lower revenues.
•Operating margin for the Company’s Licensing segment increased 0.5% to 92.8% in the nine months ended November 1, 2025, from 92.3% in the same prior-year period, mainly due to the favorable impact of lower expenses.
Loss on Extinguishment of Debt. In March 2024, the Company issued approximately $12.1 million principal amount of additional convertible senior notes due April 2028 (together with the additional convertible senior notes issued in January 2024, the “Additional 2028 Notes”) in exchange for approximately $14.6 million of its outstanding convertible senior notes due April 2024 (the “2024 Notes”). The Additional 2028 Notes have the same terms, constitute a single series with, and have the same CUSIP number as the other outstanding convertible senior notes due April 2028 (together with the Additional 2028 Notes, the “2028 Notes”; collectively with the 2024 Notes, the “Notes”). Immediately following the closing of this transaction, approximately $33.5 million of the 2024 Notes remained outstanding, all of which were settled upon maturity during April 2024. As a result of the transaction, the Company recognized a $2.0 million loss on extinguishment of debt during the first quarter of fiscal 2025.
Other income (expense), net. Other income, net for the nine months ended November 1, 2025 was $24.7 million compared to other expense, net of $49.9 million for the same prior-year period. The change was primarily due to the fair value remeasurement of derivatives related to the 2028 Notes and the related convertible note hedge resulting in a net unrealized gain of $14.8 million in the nine months ended November 1, 2025, compared to a net unrealized loss of $41.8 million in the same prior-year period. To a lesser extent, the change was driven by net realized and unrealized gains from foreign currency exposures compared to net losses for the same prior-year period, partially offset by net realized and unrealized losses on foreign exchange currency contracts compared to net realized and unrealized gains for the same prior-year period.
rag & bone Acquisition
On April 2, 2024, the Company and global brand management firm WHP Global completed the previously announced acquisition of New York-based fashion brand rag & bone. Under the terms of the agreement, the Company acquired all the rag & bone operating assets and assumed the related operating liabilities of the business. In addition, a joint venture owned 50% each by the Company and WHP Global acquired rag & bone’s intellectual property. As of April 2, 2024, the Company integrated rag & bone into its existing segments.
Dividends
The Company’s Board of Directors approved a quarterly cash dividend of $0.225 per share on the Company’s common stock. The dividend will be payable on December 26, 2025 to shareholders of record as of the close of business on December 10, 2025.
Presentation of Non-GAAP Information
The financial information presented in this release includes non-GAAP financial measures, such as adjusted results, constant currency financial information and free cash flows. The adjusted measures exclude the impact of certain professional service and legal fees and related (credits) costs, costs incurred in connection with the evaluation and execution of the Proposed Transaction (as defined herein), transaction costs in connection with the Company’s acquisition of rag & bone, separation charges related to the transition of the operations of the Company’s U.S. distribution center, restructuring costs and charges incurred in connection with the planned exit of certain retail stores in North America and Greater China (consisting of mainland China, Hong Kong, Macau and Taiwan), gain on the sale of the U.S distribution center and settlement of the related interest rate swap, asset impairment charges, net (gains) losses on lease modifications, loss on extinguishment of debt, non-cash amortization of debt discount of the Company’s convertible senior notes, fair value remeasurement of derivatives related to the 2028 Notes and the related convertible note hedge, the related income tax effects of the foregoing items and the impact from certain discrete income tax adjustments related primarily to the impact from changes in the income tax law in certain jurisdictions, in each case where applicable. The weighted average diluted shares outstanding used for adjusted diluted earnings (loss) per share excludes the dilutive impact of the Notes, based on the bond hedge contracts in place. These non-GAAP measures are provided in addition to, and not as alternatives for, the Company’s reported GAAP results.
The Company has excluded these items from its adjusted financial measures primarily because it believes these items are not indicative of the underlying performance of its business and the adjusted financial information provided is useful for investors to evaluate the comparability of the Company’s operating results (when reviewed in conjunction with the Company’s GAAP financial statements). A reconciliation of reported GAAP results to comparable non-GAAP results is provided in the accompanying tables.
This release includes certain constant currency financial information. Foreign currency exchange rate fluctuations affect the amount reported from translating the Company’s foreign revenue, expenses and balance sheet amounts into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results under GAAP. The Company provides constant currency information to enhance the visibility of underlying business trends, excluding the effects of changes in foreign currency translation rates. To calculate net revenue and earnings (loss) from operations on a constant currency basis, actual results for the current-year period are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year. The constant currency calculations do not adjust for the impact of revaluing specific transactions denominated in a currency different from the functional currency of that entity when exchange rates fluctuate. However, in calculating the estimated impact of currency on the Company’s earnings (loss) per share for the Company’s actual results, the Company estimates gross margin (including the impact of merchandise-related hedges) and expenses using the appropriate prior-year rates, translates the estimated foreign earnings at the comparable prior-year rates, and considers the year-over-year earnings impact of gains or losses arising from balance sheet remeasurement and foreign currency contracts not designated as merchandise hedges. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.
The Company includes information regarding its free cash flows in this release. The Company calculates free cash flows as cash flows from operating activities less (i) purchases of property and equipment and (ii) payments for property and equipment under finance leases. Free cash flows are not intended to be an alternative to cash flows from operating activities as a measure of liquidity, but rather to provide additional visibility to investors regarding how much cash is generated for discretionary and non-discretionary items after deducting purchases of property and equipment and payments for property and equipment under finance leases. Free cash flow information presented may not be comparable to similarly titled measures reported by other companies. A reconciliation of reported GAAP cash flows from operating activities to the comparable non-GAAP free cash flow measure is provided in the accompanying tables.
About Guess?
Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, denim, handbags, watches, eyewear, footwear and other related consumer products. Guess? products are distributed through branded Guess? stores as well as better department and specialty stores around the world. Guess? also markets, distributes and operates stores for rag & bone, a lifestyle fashion brand. As of November 1, 2025, the Company directly operated 1,058 retail stores in Europe, the Americas and Asia. The Company’s partners and distributors operated 507 additional retail stores worldwide. As of November 1, 2025, the Company and its partners and distributors operated in approximately 100 countries worldwide. For more information about the Company, please visit www.guess.com.

Forward-Looking Statements

Except for historical information contained herein, certain matters discussed in this press release, such as statements related to the Proposed Transaction, including expected timing and outcome, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current fact are forward-looking statements. Forward-looking statements, which are frequently indicated by terms such as “expect,” “could,” “will,” “should,” “goal,” “strategy,” “believe,” “estimate,” “continue,” “outlook,” “plan,” “create,” “see,” “proposed,” and similar terms, are only expectations, and involve known and unknown risks and uncertainties, which may cause actual results in future periods to differ materially from what is currently anticipated.
Factors which may cause actual results to differ materially from current expectations include, among others: the risk that the Proposed Transaction may not be completed in a timely manner or at all; the failure to satisfy any of the conditions to the proposed pre-closing restructuring described in the Merger Agreement or to the consummation of the Proposed Transaction, including the receipt of certain regulatory approvals; the effect of the announcement or pendency of the Proposed Transaction on the Company’s business relationships, operating results and business generally; the Company’s ability to retain and hire key personnel and maintain relationships with key business partners and customers, suppliers, licensees, landlords and others with whom it does business, in light of the Proposed Transaction; unexpected costs, charges or expenses resulting from the Proposed Transaction; litigation relating to the Proposed Transaction that has been or could be instituted against the parties to the Merger Agreement or their respective directors, managers or officers, including the effects of any outcomes related thereto;

certain restrictions during the pendency of the Proposed Transaction that may impact the Company’s ability to pursue certain business opportunities or strategic transactions; the possibility that the Proposed Transaction may not be completed in accordance with the parties’ expected plans or at all; sanctions and export controls targeting Russia and other impacts related to the war in Ukraine; impacts related to the Israel-Hamas war; impacts related to public health crises; changes to estimates related to impairments, inventory and other reserves; unexpected or unseasonable weather conditions, catastrophic events or natural disasters; obligations or changes in estimates arising from new or existing litigation, income tax and other regulatory proceedings; errors in the Company’s assumptions, estimates and judgments related to tax matters; changes in U.S. or foreign income tax or tariff policy, including changes to tariffs on imports into the U.S.; violations of, or changes to, domestic or international laws and regulations; risks associated with the acts or omissions of the Company’s licensees and third party vendors, including a failure to comply with the Company’s vendor code of conduct or other policies; risks associated with cyber-security incidents and other cyber-security risks; changes in economic, political, social and other conditions affecting the Company’s foreign operations and sourcing, including the impact of currency fluctuations, global income tax rates and economic and market conditions in the various countries in which the Company operates; risks relating to activist investor activity and other risks and uncertainties identified in the Company’s most recent annual report on Form 10-K, quarterly report on Form 10-Q and other filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, should circumstances change, except as required by law.

Contact:	Guess?, Inc.
Fabrice Benarouche
Senior Vice President Finance, Investor Relations and Chief Accounting Officer
(213) 765-5578

Source:	Guess?, Inc.

Guess?, Inc. and Subsidiaries
Condensed Consolidated Statements of Income (Loss)
(amounts in thousands, except per share data)

	Three Months Ended				Nine Months Ended
	Nov 1, 2025		Nov 2, 2024		Nov 1, 2025		Nov 2, 2024

Product sales	$760,320	96.1%	$705,507	95.5%	$2,129,806	96.3%	$1,971,920	95.6%
Net royalties	31,107	3.9%	33,011	4.5%	82,359	3.7%	91,101	4.4%
Net revenue	791,427	100.0%	738,518	100.0%	2,212,165	100.0%	2,063,021	100.0%

Cost of product sales	455,445	57.5%	416,641	56.4%	1,288,957	58.3%	1,173,100	56.9%

Gross profit	335,982	42.5%	321,877	43.6%	923,208	41.7%	889,921	43.1%

Selling, general and administrative expenses	309,026	39.2%	279,389	37.8%	904,150	40.8%	829,188	40.2%
Asset impairment charges	4,828	0.6%	1,091	0.1%	13,183	0.6%	4,509	0.2%
Net (gains) losses on lease modifications	231	0.0%	(718)	(0.0%)	(5)	(0.0%)	(718)	(0.0%)
Gain on sale of assets	—	—%	—	—%	—	—%	(13,781)	(0.7%)
(Gain) loss on equity method investment	(1,286)	(0.2%)	(161)	(0.0%)	(2,081)	(0.1%)	559	0.0%

Earnings from operations	23,183	2.9%	42,276	5.7%	7,961	0.4%	70,164	3.4%

Other income (expense):
Interest expense	(7,809)	(1.0%)	(8,131)	(1.1%)	(23,518)	(1.1%)	(22,212)	(1.1%)
Interest income	1,760	0.2%	2,613	0.4%	6,782	0.3%	9,218	0.4%
Loss on extinguishment of debt	—	—%	—	—%	—	—%	(1,952)	(0.1%)
Other income (expense), net	21,246	2.7%	(45,826)	(6.2%)	24,701	1.1%	(49,932)	(2.3%)

Earnings (loss) before income tax expense	38,380	4.8%	(9,068)	(1.2%)	15,926	0.7%	5,286	0.3%

Income tax expense	8,993	1.1%	11,687	1.6%	9,488	0.4%	18,771	0.9%

Net earnings (loss)	29,387	3.7%	(20,755)	(2.8%)	6,438	0.3%	(13,485)	(0.6%)

Net earnings attributable to noncontrolling interests	3,739	0.5%	2,640	0.4%	7,476	0.3%	7,491	0.4%

Net earnings (loss) attributable to Guess?, Inc.	$25,648	3.2%	$(23,395)	(3.2%)	$(1,038)	(0.0%)	$(20,976)	(1.0%)

Net earnings (loss) per common share attributable to common stockholders:
Basic	$0.49		$(0.46)		$(0.03)		$(0.42)
Diluted	$0.48		$(0.47)		$(0.03)		$(0.42)

Weighted average common shares outstanding attributable to common stockholders:
Basic	51,586		50,798		51,487		52,047
Diluted	53,169		66,608		51,487		52,047

Effective income tax rate	23.4%		(128.9%)		59.6%		355.1%

Adjusted selling, general and administrative expenses[1]:	$300,263	37.9%	$279,264	37.8%	$885,607	40.0%	$816,329	39.6%

Adjusted earnings from operations[1]:	$37,005	4.7%	$42,774	5.8%	$39,682	1.8%	$73,033	3.5%

Adjusted net earnings attributable to Guess?, Inc.[1]:	$19,002	2.4%	$17,668	2.4%	$10,497	0.5%	$26,808	1.3%

Adjusted weighted average common shares outstanding attributable to common stockholders:
Adjusted Diluted[1,2]	53,169		51,970		52,293		53,360

Adjusted net earnings per common share attributable to common stockholders:
Adjusted Diluted[1,2]	$0.35		$0.34		$0.19		$0.49

Adjusted effective income tax rate[1]:	35.2%		36.6%		49.3%		35.7%
__________________________________________________________________
See page 16 for footnotes.

Guess?, Inc. and Subsidiaries
Reconciliation of GAAP Results to Adjusted Results
(dollars in thousands)
The reconciliations of (i) reported GAAP selling, general and administrative expenses to adjusted selling, general and administrative expenses, (ii) reported GAAP earnings from operations to adjusted earnings from operations, (iii) reported GAAP net earnings (loss) attributable to Guess?, Inc. to adjusted net earnings attributable to Guess?, Inc., and (iv) reported GAAP income tax expense to adjusted income tax expense are as follows:

	Three Months Ended		Nine Months Ended
	Nov 1, 2025	Nov 2, 2024	Nov 1, 2025	Nov 2, 2024

Reported GAAP selling, general and administrative expenses	$309,026	$279,389	$904,150	$829,188
Certain professional service and legal fees and related credits (costs)[3]	(616)	(125)	(944)	(58)
Proposed transaction costs[4]	(5,607)	—	(13,427)	—
Transaction costs[5]	—	—	—	(5,726)
Separation charges[6]	—	—	—	(7,075)
Restructuring charges[7]	(2,540)	—	(4,172)	—

Adjusted selling, general and administrative expenses[1]	$300,263	$279,264	$885,607	$816,329

Reported GAAP earnings from operations	$23,183	$42,276	$7,961	$70,164
Certain professional service and legal fees and related (credits) costs[3]	616	125	944	58
Proposed transaction costs[4]	5,607	—	13,427	—
Transaction costs[5]	—	—	—	5,726
Separation charges[6]	—	—	—	7,075
Restructuring charges[7]	2,540	—	4,172	—
Asset impairment charges[8]	4,828	1,091	13,183	4,509
Net (gains) losses on lease modifications[9]	231	(718)	(5)	(718)
Gain on sale of assets[10]	—	—	—	(13,781)

Adjusted earnings from operations[1]	$37,005	$42,774	$39,682	$73,033

Reported GAAP net earnings (loss) attributable to Guess?, Inc.	$25,648	$(23,395)	$(1,038)	$(20,976)
Certain professional service and legal fees and related (credits) costs[3]	616	125	944	58
Proposed transaction costs[4]	5,607	—	13,427	—
Transaction costs[5]	—	—	—	5,726
Separation charges[6]	—	—	—	7,075
Restructuring charges[7]	2,540	—	4,172	—
Asset impairment charges[8]	4,828	1,091	13,183	4,509
Net (gains) losses on lease modifications[9]	231	(718)	(5)	(718)
Loss on extinguishment of debt[11]	—	—	—	1,952
Amortization of debt discount[12]	847	775	2,539	2,250
Fair value remeasurement of derivatives[13]	(17,941)	39,813	(14,760)	41,795
Gain on sale of assets[10]	—	—	—	(14,569)
Discrete income tax adjustments[14]	—	281	—	842
Income tax impact from adjustments[15]	(3,374)	(304)	(7,965)	(1,136)

Total adjustments affecting net earnings (loss) attributable to Guess?, Inc.	(6,646)	41,063	11,535	47,784

Adjusted net earnings attributable to Guess?, Inc.[1]	$19,002	$17,668	$10,497	$26,808

Reported GAAP income tax expense	$8,993	$11,687	$9,488	$18,771
Discrete income tax adjustments[14]	—	(281)	—	(842)
Income tax impact from adjustments[15]	3,374	304	7,965	1,136

Adjusted income tax expense[1]	$12,367	$11,710	$17,453	$19,065

Adjusted effective income tax rate[1]	35.2%	36.6%	49.3%	35.7%
__________________________________________________________________
See page 16 for footnotes.

Guess?, Inc. and Subsidiaries
Reconciliation of GAAP Results to Adjusted Results
(dollars in thousands)
The reconciliation of reported GAAP diluted earnings (loss) per share to adjusted diluted earnings per share is as follows:

	Three Months Ended		Nine Months Ended
	Nov 1, 2025	Nov 2, 2024	Nov 1, 2025	Nov 2, 2024

Reported GAAP diluted earnings (loss) per share	$0.48	$(0.47)	$(0.03)	$(0.42)
Certain professional service and legal fees and related (credits) costs[3,16]	0.01	0.00	0.01	0.00
Proposed transaction costs[4,16]	0.08	—	0.20	—
Transaction costs[5,16]	—	—	—	0.09
Separation charges[6,16]	—	—	—	0.10
Restructuring charges[7,16]	0.04	—	0.06	—
Asset impairment charges[8,16]	0.07	0.01	0.20	0.07
Net (gains) losses on lease modifications[9,16]	0.00	(0.01)	0.00	(0.01)
Loss on extinguishment of debt[11,16]	—	—	—	0.03
Amortization of debt discount[12,16]	0.01	0.01	0.04	0.03
Fair value remeasurement of derivatives[13]	(0.34)	0.62	(0.29)	0.80
Gain on sale of assets[10],[16]	—	—	—	(0.21)
Discrete income tax adjustments[14]	—	0.00	—	0.02
Convertible notes if-converted method[2]	—	0.18	—	—
Effect of dilutive stock options and restricted stock units[17]	—	(0.00)	(0.00)	(0.01)

Adjusted diluted earnings per share[1,2]	$0.35	$0.34	$0.19	$0.49
__________________________________________________________________
See page 16 for footnotes.

Guess?, Inc. and Subsidiaries
Consolidated Segment Data
(dollars in thousands)

	Three Months Ended			Nine Months Ended
	Nov 1, 2025	Nov 2, 2024	% change	Nov 1, 2025	Nov 2, 2024	% change
Net revenue:
Europe	$404,063	$368,429	10%	$1,147,046	$1,035,532	11%
Americas Retail	170,037	172,751	(2%)	506,045	498,441	2%
Americas Wholesale	126,147	98,849	28%	302,772	245,381	23%
Asia	60,073	65,478	(8%)	173,943	192,566	(10%)
Licensing	31,107	33,011	(6%)	82,359	91,101	(10%)
Total net revenue	$791,427	$738,518	7%	$2,212,165	$2,063,021	7%

Earnings (loss) from operations:
Europe	$33,744	$32,476	4%	$71,236	$69,431	3%
Americas Retail	(8,953)	(7,487)	20%	(32,109)	(15,185)	111%
Americas Wholesale	28,772	25,410	13%	63,653	55,517	15%
Asia	(2,728)	(1,281)	113%	(8,324)	1,236	(773%)
Licensing	28,353	30,296	(6%)	76,428	84,110	(9%)
Reconciliation to total earnings from operations:
Corporate overhead	(50,946)	(36,765)	39%	(149,745)	(134,935)	11%
Asset impairment charges	(4,828)	(1,091)	343%	(13,183)	(4,509)	192%
Net gains (losses) on lease modifications	(231)	718	(132%)	5	718	(99%)
Gain on sale of assets	—	—		—	13,781	(100%)
Total earnings from operations	$23,183	$42,276	(45%)	$7,961	$70,164	(89%)

Operating margins:
Europe	8.4%	8.8%		6.2%	6.7%
Americas Retail	(5.3%)	(4.3%)		(6.3%)	(3.0%)
Americas Wholesale	22.8%	25.7%		21.0%	22.6%
Asia	(4.5%)	(2.0%)		(4.8%)	0.6%
Licensing	91.1%	91.8%		92.8%	92.3%

GAAP operating margin for total Company	2.9%	5.7%		0.4%	3.4%
Certain professional service and legal fees and related (credits) costs[1,3]	0.1%	0.0%		0.0%	0.0%
Proposed transaction costs[1,4]	0.8%	—%		0.6%	—%
Transaction costs[1,5]	—%	—%		—%	0.3%
Separation charges[1,6]	—%	—%		—%	0.3%
Restructuring charges[1,7]	0.3%	—%		0.2%	—%
Asset impairment charges[1,8]	0.6%	0.1%		0.6%	0.2%
Net (gains) losses on lease modifications[1,9]	0.0%	(0.0%)		(0.0%)	(0.0%)
Gain on sale of assets[1,10]	—%	—%		—%	(0.7%)
Adjusted operating margin for total Company[1]	4.7%	5.8%		1.8%	3.5%
__________________________________________________________________
See page 16 for footnotes.

Guess?, Inc. and Subsidiaries
Constant Currency Financial Measures
(dollars in thousands)

	As Reported	Foreign Currency Impact	Constant Currency	As Reported	As Reported	Constant Currency
	Nov 1, 2025			Nov 2, 2024

	Three Months Ended				% change
Net revenue:
Europe	$404,063	$(14,430)	$389,633	$368,429	10%	6%
Americas Retail	170,037	(464)	169,573	172,751	(2%)	(2%)
Americas Wholesale	126,147	(1,152)	124,995	98,849	28%	26%
Asia	60,073	1,623	61,696	65,478	(8%)	(6%)
Licensing	31,107	—	31,107	33,011	(6%)	(6%)
Total net revenue	$791,427	$(14,423)	$777,004	$738,518	7%	5%

	Nine Months Ended
Net revenue:
Europe	$1,147,046	$(31,163)	$1,115,883	$1,035,532	11%	8%
Americas Retail	506,045	4,556	510,601	498,441	2%	2%
Americas Wholesale	302,772	4,339	307,111	245,381	23%	25%
Asia	173,943	4,030	177,973	192,566	(10%)	(8%)
Licensing	82,359	—	82,359	91,101	(10%)	(10%)
Total net revenue	$2,212,165	$(18,238)	$2,193,927	$2,063,021	7%	6%

Guess?, Inc. and Subsidiaries
Selected Condensed Consolidated Balance Sheet Data
(in thousands)

	Nov 1, 2025	Feb 1, 2025	Nov 2, 2024

ASSETS

Cash and cash equivalents	$154,236	$187,696	$140,911

Receivables, net	407,778	391,161	383,367

Inventories	692,266	562,649	675,752

Other current assets	98,930	107,864	103,720

Property and equipment, net	249,515	240,114	236,480

Restricted cash	820	796	1,411

Operating lease right-of-use assets	927,868	839,879	794,066

Other assets	475,083	436,519	458,954

Total assets	$3,006,496	$2,766,678	$2,794,661

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current portion of borrowings and finance lease obligations	$26,710	$40,948	$42,836

Current operating lease liabilities	183,094	176,972	180,835

Other current liabilities	622,102	613,412	625,112

Long-term debt and finance lease obligations	299,542	150,668	238,306

Convertible senior notes due 2028, net	344,535	336,527	340,617

Long-term operating lease liabilities	795,308	715,755	670,430

Other long-term liabilities	168,834	181,621	206,149

Redeemable and nonredeemable noncontrolling interests	57,872	45,768	39,647

Guess?, Inc. stockholders’ equity	508,499	505,007	450,729

Total liabilities and stockholders’ equity	$3,006,496	$2,766,678	$2,794,661

Guess?, Inc. and Subsidiaries
Condensed Consolidated Cash Flow Data
(in thousands)

	Nine Months Ended
	Nov 1, 2025	Nov 2, 2024

Net cash used in operating activities	$(37,956)	$(61,555)

Net cash used in investing activities	(71,795)	(85,333)

Net cash provided by (used in) financing activities	68,777	(61,977)

Effect of exchange rates on cash, cash equivalents and restricted cash	7,538	(9,098)

Net change in cash, cash equivalents and restricted cash	(33,436)	(217,963)

Cash, cash equivalents and restricted cash at the beginning of the year	188,492	360,285

Cash, cash equivalents and restricted cash at the end of the period	$155,056	$142,322

Supplemental information:

Depreciation and amortization	$54,762	$51,114

Total lease costs (excluding finance lease cost)	$286,468	$260,528

Guess?, Inc. and Subsidiaries
Reconciliation of Net Cash Used In Operating Activities to Free Cash Flow
(in thousands)

	Nine Months Ended
	Nov 1, 2025	Nov 2, 2024

Net cash used in operating activities	$(37,956)	$(61,555)

Less: Purchases of property and equipment	(60,277)	(63,552)

Less: Payments for property and equipment under finance leases	(5,075)	(5,284)

Free cash flow	$(103,308)	$(130,391)

Guess?, Inc. and Subsidiaries
Retail Store Data
Global Store and Concession Count

	Stores			Concessions
Region	Total	Directly Operated	Partner Operated	Total	Directly Operated	Partner Operated
	As of Nov 1, 2025

United States	269	269	—	—	—	—
Canada	50	50	—	—	—	—
Central and South America	111	95	16	48	48	—

Total Americas	430	414	16	48	48	—

Europe and the Middle East	781	587	194	72	72	—
Asia and the Pacific	354	57	297	198	124	74

Total	1,565	1,058	507	318	244	74

	As of Nov 2, 2024

United States	268	268	—	—	—	—
Canada	54	54	—	—	—	—
Central and South America	101	89	12	29	29	—

Total Americas	423	411	12	29	29	—

Europe and the Middle East	783	556	227	64	64	—
Asia and the Pacific	392	90	302	222	135	87

Total	1,598	1,057	541	315	228	87

Guess?, Inc. and Subsidiaries
Footnotes to Condensed Consolidated Financial Data

Footnote:

[1]
The adjusted results exclude certain professional service and legal fees and related (credits) costs, costs incurred in connection with the evaluation by the Special Committee of the Company’s Board of Directors of a non-binding proposal received from WHP Global to acquire the outstanding shares of the Company and subsequent evaluation and work in connection with the signing of a definitive agreement with Authentic Brands Group and the pending completion of the transaction (collectively, the “Proposed Transaction Costs”), transaction costs in connection with the acquisition of rag & bone, separation charges related to the transition of the operation of the Company’s U.S. distribution center, restructuring costs and charges incurred in connection with the planned exit of certain retail stores in North America and Greater China, asset impairment charges, net (gains) losses on lease modifications, loss on extinguishment of debt, amortization of debt discount, fair value remeasurement of derivatives associated with the 2028 Notes, gain on the sale of assets related to the U.S. distribution center and the settlement of the related interest rate swap, the related income tax impacts of these adjustments, as well as certain discrete income tax adjustments related primarily to the impact from changes in the income tax law in certain jurisdictions, where applicable. The weighted average diluted shares outstanding used for adjusted diluted earnings per share excludes the dilutive impact of the Notes, based on the bond hedge contracts in place. A reconciliation of actual results to adjusted results is presented in the “Reconciliation of GAAP Results to Adjusted Results.”

[2]
The Company excludes the dilutive impact of the Notes at stock prices below $40.65 and $36.89 for the 2024 Notes and the 2028 Notes, respectively, based on the bond hedge contracts in place that will deliver shares to offset dilution. At stock prices in excess of $36.89 for the 2028 Notes, the Company would have an obligation to deliver additional shares in excess of the dilution protection provided by the bond hedges.

[3]	Adjustments represent certain professional service and legal fees and related (credits) costs which the Company otherwise would not have incurred as part of its business operations.

[4]	Adjustments represent Proposed Transaction Costs, which the Company otherwise would not have incurred as part of its business operations.

[5]	Adjustments represent transaction costs in connection with the rag & bone acquisition, which the Company otherwise would not have incurred as part of its business operations.

[6]	Adjustments represent separation charges related to the transition of the operation of the Company’s U.S. distribution center, which was formerly owner-operated, to a third-party logistics provider.

[7]	Adjustments represent restructuring costs and charges incurred in connection with the planned exit of certain retail stores in North America and Greater China.

[8]
Adjustments represent asset impairment charges related primarily to impairment of property and equipment related to certain retail locations resulting from under-performance and expected store closures.

[9]	Adjustments represent net (gains) losses on lease modifications related primarily to the early termination of certain lease agreements.

[10]	Adjustments represent the gain on the sale of assets related to the U.S. distribution center within earnings from operations and the settlement of the related interest rate swap within other income (expense).

[11]	Adjustments represent loss on extinguishment of debt from a portion of the exchanged 2024 Notes in March 2024.

[12]	In April 2023, January 2024 and March 2024, the Company issued $275 million, $65 million and $12 million principal amount of 3.75% convertible senior notes due 2028 in private offerings, respectively. The debt discount resulted from: (1) the modification accounting for a portion of the exchanged 2024 Notes in April 2023, and (2) recognized embedded derivative liability for the issuances of the Additional 2028 Notes. The debt discount will be amortized as non-cash interest expense over the term of the 2028 Notes.

[13]	Adjustments represent changes in fair value of the equity-linked derivatives associated with the 2028 Notes.

[14]	Adjustments represent discrete income tax items related primarily to the impact from changes in the income tax law in certain jurisdictions.

[15]
The income tax effect of certain professional service and legal fees and related (credits) costs, Proposed Transaction Costs, transaction costs in connection with the acquisition of rag & bone, separation charges related to the transition of the operation of the Company’s U.S. distribution center, restructuring costs and charges incurred in connection with the planned exit of certain retail stores in North America and Greater China, asset impairment charges, net (gains) losses on lease modifications, loss on extinguishment of debt, amortization of debt discount and gain on the sale of assets related to U.S. distribution center and the settlement of the related interest rate swap was based on the Company’s assessment of deductibility using the statutory income tax rate (inclusive of the impact of valuation allowances) of the tax jurisdiction in which the charges were incurred.

[16]	Adjustments include the related income tax effect based on the Company’s assessment of deductibility using the statutory income tax rate (inclusive of the impact of valuation allowances) of the tax jurisdiction in which the charges were incurred.

[17]	Adjustments represent the potentially dilutive impact of outstanding stock options and restricted stock units which are not included in the computation of diluted net loss per share as the impact would be antidilutive.